September 1, 2013

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “J.P. Morgan Service Providers”) hereby agree to waive fees and/or expenses owed to each J.P. Morgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The J.P. Morgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The J.P. Morgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.
JPMorgan Funds Management, Inc.
JPMorgan Distribution Services, Inc.

/s/ Patricia A. Maleski
By: Patricia A. Maleski, Managing Director

Accepted by:
JPMorgan Trust I

/s/ Joy C. Dowd
By: Joy C. Dowd, Treasurer

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan Intrepid Advantage Fund	Class A	June 30	1.15%	August 31, 2014
	Class C		1.65%
	Select		0.90%
JPMorgan Intrepid International Fund	Class A	October 31	1.40%	February 28, 2015
	Class C		1.90%
	Select		1.15%
	Class R2		1.65%
	Institutional		0.90%
JPMorgan Emerging Markets Equity Fund	Class A	October 31	1.70%	February 28, 2015
	Class B		2.20%
	Class C		2.20%
	Select		1.45%
	Institutional		1.30%

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